[OSLER, HOSKIN & HARCOURT LETTERHEAD]



September 3, 1997

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
         INCORPORATED
North Tower
World Financial Center
New York, New York  10281-1209

Dear Sirs and Mesdames:

Re:      NB Capital Corporation
         Public Offering of 300,000 Shares of 8.35%
         Noncumulative Exchangeable Preferred Stock, Series A
         ----------------------------------------------------

We have acted as Canadian counsel to Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith (the "Initial Purchaser") in connection with the sale by NB Capital Corporation (the "Company") and the purchase by the Initial Purchaser of 300,000 shares of the Company's 8.35% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares"). The Series A Preferred Shares are being issued pursuant to a purchase agreement dated August 22, 1997 (the "Purchase Agreement") among the Company, the Bank and the Initial Purchaser. We have been advised by the Initial Purchaser there were no sales of Series A Preferred Shares in Canada.

This opinion letter is being provided pursuant to Section 5(d)(B) of the Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

As Canadian counsel for the Initial Purchaser, we have examined the following documents and agreements:

         (a)      the Offering Memorandum;

         (b)      an executed copy of the Purchase Agreement;

         (c) resolutions of the Board of Directors of the Bank adopted at a meeting of the Board of Directors held on August 15, 1997, as certified by the Secretary of the Bank as of the date hereof, together with a certificate of two officers of the Bank dated the date hereof (collectively, the "Bank Resolutions");



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         (d)      a certificate of officers of the Bank as to certain matters
                  (the "Officers' Certificate");

         (e) the registration rights agreement among the Company, NB Finance, Ltd. ("NB Finance"), a Bermuda corporation and the Bank, dated as of the Closing Date (the "Registration Rights Agreement");

         (f) the mortgage loan purchase agreement executed before Mtre Bertrand Ducharme, on September 3, 1997, between the Bank and NB Finance (the "Mortgage Loan Purchase Agreement");

         (g) the loan agreement between NB Finance and the Company dated as of September 3, 1997 pursuant to which the Company has agreed to lend to NB Finance an aggregate amount of U.S.$476,588,453 (the "Loan Agreement") and the promissory notes of NB Finance evidencing its indebtedness thereunder;

         (h) the sixteen mortgage loan assignment agreements among NB Finance, the Company and the Bank dated September 3, 1997 (the "Mortgage Loan Assignment Agreements");

         (i) the advisory agreement between the Bank and the Company, dated September 3, 1997 (the "Advisory Agreement");

         (j) the servicing agreement among the Bank, the Company and NB Finance in respect of the Mortgage Loans (as such expression is defined in the Offering Memorandum) dated September 3, 1997 (the "Servicing Agreement"); and

         (k) the assignment of the Servicing Agreement dated September 3, 1997 between NB Finance and the Company and to which the Bank intervened (the "Assignment of Servicing Agreement").

In this opinion, the following terms shall have the following meanings:

         (a) "Applicable Laws" means those laws, rules and regulations of the Provinces of Canada and the Federal Laws of Canada applicable therein which are normally applicable to transactions of the type contemplated in the Transaction Agreements (defined below), but without having made any special investigation concerning other laws, rules or regulations;

         (b) "Applicable Orders" means any administrative order or decree of any court or government authority or agency having jurisdiction over the Bank, the existence of which has been specifically disclosed by the Bank in a Schedule to the opinion of Desjardins Ducharme Stein Monast of even date herewith;


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                                      - 3 -


         (c) "Government Approval" means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any Governmental Authority pursuant to Applicable Law;

         (d) "Government Authorities" means any provincial or federal executive, legislative, judicial, administrative or regulatory body of Canada;

         (e) "NHA" means the National Housing Act (Canada), as amended from time to time, and the regulations promulgated thereunder; and

         (f) The Purchase Agreement, the Registration Rights Agreement, the Mortgage Loan Purchase Agreement, the Loan Agreement, the Mortgage Loan Assignment Agreements, the Advisory Agreement, the Servicing Agreement and the Assignment of Servicing Agreements are sometimes collectively referred to herein as the "Transaction Agreements".

In connection with the opinions expressed in this opinion letter we have examined such questions of law and such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. In such examinations we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In addition, we have not undertaken any due diligence with respect to (i) the Initial Mortgage Loans and, in particular, as to the title of the Bank, any restriction or requirement or the need for consents or notice with respect to the Initial Mortgage Loans, which may affect the validity of any purported transfer or assignment of the Initial Mortgage Loans and (ii) the qualification of the Bank as an approved lender under the NHA, relying exclusively with respect thereto on the Officers' Certificate and the opinion of Desjardins Ducharme Stein Monast of even date herewith.

We are solicitors qualified to carry on the practice of law in the Province of Ontario and, except to the extent that we rely upon opinions of other counsel as herein set forth, we express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

1. The Bank has been duly organized and is validly existing as a Canadian chartered bank under the Bank Act (Canada) (the "Bank Act"), with full power (corporate and other) and authority to own, lease and operate its properties and to conduct its business as described


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                                      - 4 -

         in the Offering Memorandum, and to enter into and perform its obligations under each of the Transaction Agreements to which it is a party.

2. All of the outstanding shares of capital stock of the Bank have been duly authorized and validly issued and are fully paid and non-assessable.

3. Each of the Transaction Agreements to which the Bank is a party has been duly authorized, executed and delivered by the Bank.

4. The Bank Preferred Shares have been duly authorized by the Bank and, if and when executed and delivered by the Bank pursuant to the terms and conditions set forth in the Bank Resolutions, the Bank Preferred Shares will be duly issued, fully paid and non-assessable.

5. No Government Approval is required for the issuance and sale of the Series A Preferred Shares by the Company or the Bank Preferred Shares by the Bank except such that have been obtained and made.

6. No Government Approval is required in connection with the performance by the Bank of its respective obligations under the Transaction Agreements to which it is a party, or the consummation of the transactions contemplated thereby, except such as have been obtained and made.

7.       (a)      Provided there has been fulfilment of the procedural
                  requirements under the laws of the Province of Ontario and there has been registration of the interest of NB Finance in the Initial Mortgage Loans against the real properties securing such Initial Mortgage Loans located in the Province of Ontario (the "Ontario Properties" and each of them an "Ontario Property") (by power of attorney granted or otherwise in the Province of Ontario), and assuming that the Mortgage
                  Loan Purchase Agreement constitutes an enforceable agreement of the parties thereto, NB Finance may enforce its rights as if it were the original mortgagee under such Initial Mortgage
                  Loans, pursuant to the Mortgage Loan Purchase Agreement.

         (b) The choice of Quebec law as the governing law of the Mortgage Loan Purchase Agreement will be upheld as a valid choice of law by the courts of the Province of Ontario provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the law of any other jurisdiction) and is not contrary to public policy as this term is understood under the laws of the Province of Ontario. In the event that such agreement is sought to be enforced in the Province of Ontario, in accordance with the laws of Quebec, the courts of competent jurisdiction of the Province of Ontario would, subject to the qualifications set forth in the first sentence of this subparagraph (b), recognize the choice of law and apply the laws of Quebec, upon proof of those laws, except to the extent that the provisions of such agreement or of the laws of
                  Quebec are contrary to public policy as that term is
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                                      - 5 -

                  understood under Ontario laws, such laws are foreign revenue, expropriatory or penal laws, or such laws deal with matters which an Ontario court would consider procedural in nature.

         (c) A final and conclusive civil judgment for a sum certain obtained in a court of competent jurisdiction of Quebec against the Bank in connection with any action arising out of or relating to such agreement which judgment is not impeachable as void or voidable under the laws of Quebec would be recognized and could be sued upon in a court in the Province of Ontario and such court would grant a judgment which would be enforceable against the Bank in the Province of Ontario provided that:

                  (i) the court of competent jurisdiction of Quebec has jurisdiction over the Bank as recognized by the courts of the Province of Ontario;

                  (ii) such judgment was not obtained by fraud or in any manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is understood under the laws of the Province of Ontario and the laws of Canada applicable therein;

                  (iii) enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and

                  (iv) there has been compliance with the Limitations Act (Ontario).

         (d) Provided there has been fulfilment of the procedural requirements under the laws of the Province of Ontario and there has been registration of the interest of the Company in the Initial Mortgage Loans against the Ontario Properties
                  (by power of attorney granted or otherwise in the Province of Ontario) and assuming the Mortgage Loan Assignment Agreement constitute an enforceable agreement of the parties thereto, the Company may enforce its rights against an Ontario Property as if it were the original mortgagee under such Initial Mortgage Loans, pursuant to the Mortgage Loan Assignment Agreements.

         (e) The choice of Bermuda law as the governing law of the Mortgage Loan Assignment Agreements will be upheld as a valid choice of law by the courts of the Province of Ontario provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the law of any other jurisdiction) and is not contrary to public policy as this term is understood under the laws of the Province of Ontario. In the event that the such agreement is sought to be enforced in the Province of Ontario, in accordance with the laws of Bermuda, the courts of competent jurisdiction of the Province of Ontario would, subject to the first sentence of this subparagraph (e), recognize the choice of law


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                                      - 6 -

                  and apply the laws of Bermuda, upon proof of those laws, except to the extent that the provisions of such agreement or of the laws of Bermuda are contrary to public policy as that term is understood under Ontario laws, such laws are foreign revenue, expropriatory or penal laws, or such laws deal with matters which an Ontario court would consider procedural in nature.

         (f) A final and conclusive civil judgment for a sum certain obtained in a court of competent jurisdiction of Bermuda against NB Finance in connection with any action arising out of or relating to such agreement which judgment is not impeachable as void or voidable under the laws of Bermuda would be recognized and could be sued upon in a court in the Province of Ontario and such court would grant a judgment which would be enforceable against NB Finance in the Province of Ontario provided that:

                  (i) the court of competent jurisdiction of Bermuda has jurisdiction over NB Finance as recognized by the courts of the Province of Ontario;

                  (ii) such judgment was not obtained by fraud or in any manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is understood under the laws of the Province of Ontario and the laws of Canada applicable therein;

                  (iii) enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and

                  (iv) there has been compliance with the Limitations Act (Ontario).

         (g)      In the event that:

                  (i) a liquidator of the Bank is appointed under the Winding Up and Restructuring Act (Canada) (the "W-U Act"), or

                  (ii) Canada Deposit Insurance Company ("CDIC") is appointed the receiver of the Bank or assumes control of the assets or shares and subordinated debt of the Bank under an order made under the Canada Deposit Insurance Act (the "CDIC Act"), or



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                  (iii)    the Superintendent of Financial Institutions (the
                           "Superintendent") assumes control and management of the Bank under the Bank Act,

                  the registration of its interest against any of the Initial Mortgage Loans by NB Finance or the Company would not constitute a preference under the W-U Act, the Bank Act, the CDIC Act or under any Ontario law. The registration of such interest by NB Finance or the Company against such mortgage subsequent to the appointment of a liquidator, CDIC or the Superintendent would be permitted.

         (h) If a liquidator of any mortgagor of any of the Initial Mortgage Loans under the W-U Act, or any such mortgagor is declared a bankrupt or files a notice of intention or proposal under the Bankruptcy and Insolvency Act (Canada) (the "BIA") or proceedings are commenced by or against a mortgagor under the Company Creditors Arrangement Act (the "CCAA"), the registration of the interest of NB Finance or the Company against any of such mortgages would not constitute a preference under the W-U Act, the BIA, the CCAA or any other Ontario law.

In addition, we have participated in conferences with officers and representatives of the Bank, representatives of independent accountants of the Bank and representatives of the Initial Purchaser at which the contents of the Offering Memorandum and related matters were discussed and, although we are not passing upon or assuming responsibility for the accuracy, completeness or fairness of the statements contained or incorporated by reference in the Offering Memorandum, on the basis of the foregoing, nothing has come to our attention that would lead us to believe that the Offering Memorandum (except for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom, as to which we make no statement), as of its date or on the date hereof, includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading.

The foregoing opinions are subject to the following qualifications:

         (a) The opinions set forth at paragraphs 7 and 8 hereof are subject to the following qualification:

                  (i) Until a mortgagor has been given written notice of any assignment of any Initial Mortgage Loans secured by real property in the Province of Ontario (an "Ontario Mortgage"), such mortgagor may continue to pay the Bank in respect of such Ontario Mortgage;



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                                      - 8 -

                  (ii) To the extent that the interest of the Company and NB Finance in the Ontario Mortgages constitutes interests in real property, such interests will be subject to interests in the Ontario Mortgages acquired by any persons who register their interests in the applicable land registry or land titles offices before the Company and NB Finance register their respective interests in such offices;

                  (iii) Enforcement proceedings with respect to any of the Ontario Mortgages forming part of the Initial Mortgage Loans must be commenced in Ontario and then only in accordance with the rules and procedural formalities in effect in Ontario at that time;

                  (iv) Canada Mortgage Housing Corporation ("CMHC") insurance will cease to be in force if any Initial Mortgage Loan is sold to a person other than a lender approved by CMHC unless such Initial Mortgage Loan continues to be administered by CMHC or a lender approved by CMHC; and

                  (v) We express no opinion as to the title of the Bank, the Company and NB Finance to any property nor as to the rank or priority of any security interest, mortgage, charge or assignment constituted by any of the Transaction Documents.

         (b) In expressing the opinions set forth in paragraph 1 and 2, the opinions set forth in paragraphs 4, 5 and 6, insofar as they relate to matters governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein, and the opinions set forth in paragraphs 3 and 4 with respect to due authorization, execution and delivery of agreements and instruments by the Bank and the due issuance of the Bank Preferred Shares, we have relied, with your consent, solely on the opinion of Desjardins Ducharme Stein Monast, dated the date of this opinion letter and addressed to you.

         (c) In expressing the opinions set forth in paragraphs 5 and 6, as they relate to matters governed by the laws of Provinces other than the Province of Quebec, we have relied, with your consent, solely upon the opinions of local counsel, dated the date of this opinion letter and addressed to us and Desjardins Ducharme Stein Monast.

         (d) In expressing the opinions set forth in paragraphs 5 and 6, we have assumed that there has been and that there will be, no "trade" (as such term is defined in the securities legislation of the Provinces and Territories of Canada) of the Series A Preferred Shares or the Bank Preferred Shares in Canada.

         (e) In relying on the opinions of Desjardins Ducharme Stein Monast and of counsel in each relevant jurisdiction dated the date hereof and addressed to us and to Desjardins Ducharme Stein Monast, our opinions are limited in scope to the matters upon which such counsel have opined and are subject to the assumptions, qualifications, restrictions and conditions contained in the opinions of such


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                                      - 9 -

                  counsel, and such assumptions, qualifications, restrictions and conditions are incorporated herein by reference.

Except as set forth below, this opinion is given for the benefit of the addressees and may not be relied upon, shown or distributed in whole or in part to any other person, by any other person. Notwithstanding the foregoing, Skadden, Arps, Slate, Meagher & Flom LLP and Shearman & Sterling may rely on paragraphs 7 and 8 of this opinion letter as if it was addressed to them.

Yours very truly,


Osler, Hoskin & Harcourt

SS/RL/RC/JL/FT